Exhibit 99.4

STRAN & COMPANY, INC. AND T R MILLER CO., INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Stran & Company, Inc.	T R Miller Co., Inc.	Pro Forma Adjusting Entries		Pro Forma Combined Balances
Assets
Current assets
Cash and cash equivalents	$10,596,595	$2,432,941	$(4,587,171	)(a) (e)	$8,442,365
Short Term Investments	10,269,101	-	-		10,269,101
Accounts Receivable, Net	11,914,586	1,373,822	353,554	(b)	13,641,962
Deposits		6,940	(6,940	)(b)	-
Due from Stockholders, Current	-	350,000	(350,000	)(a)	-
Deferred Income Taxes	1,205,000	-	-		1,205,000
Inventory	5,665,924	232,273	(31,595)		5,866,602
Notes Receivable, Current	-	3,241	(3,241	)(a)	-
Prepaid Corporate Taxes	87,459	135,126	(135,126	)(a)	87,459
Prepaid Expenses	611,320	8,909	(3,778	)(b)	616,451
Security Deposits	1,172,754	-	-		1,172,754
Total Current Assets	41,522,739	4,543,252	(4,764,297)		41,301,694

Property and Equipment, Net	1,193,356	145,671	(145,671	)(b)	1,193,356

Other Assets
Due from Stockholders, Net of Current Portion	-	702,781	(702,781	)(a)	-
Intangible Assets, Net	5,654,804	-	4,857,208	(c)	10,512,012
Note Receivable, Net of Current Portion	-	69,718	-	(a)	69,718
Right of Use Asset - Office Leases	775,742	-	-		775,742
Total Other Assets	6,430,546	772,499	4,154,427		11,357,472
Total Assets	$49,146,641	$5,461,222	$(795,874)		$53,852,522
Liabilities and shareholders’ equity
Current liabilities
Current Portion of Contingent Earn-Out Liabilities	$2,171,603	$-	$-	(g)	$2,171,603
Current Portion of Lease Liability	320,197	-	-		320,197
Accounts Payable and Accrued Expenses	2,938,995	301,988	85,638	(b)	3,326,621
Accrued Payroll and Related	674,123	165,279	(37,909	)(b)	801,493
Due to Stockholder	-	37,805	(37,805	)(a)	-
Unearned Revenue	1,871,846	218,622	76,496	(b)	2,166,964
Rewards Program Liability	-	-	-		-
Sales Tax Payable	259,633	37,886	(37,886	)(a)	259,633
Notes Payable - Wildman	162,358	-	-		162,358
Total Current Liabilities	8,398,755	761,580	48,534		9,208,869
Long-Term Liabilities
Long-Term Contingent Earn-Out Liabilities	1,594,944	-	4,551,095	(g)	6,146,039
Long- Term Lease Liability	455,545	-	-		455,545
Total Long-Term Liabilities	2,050,489	-	4,551,095		6,601,584
Stockholders’ equity
Common Stock	1,849	8,830	(8,830)		1,849
Additional Paid-In Capital	38,306,533	-	-		38,306,533
Retained Earnings	389,015	4,691,012	(4,691,012)		389,015
Total Stockholders’ Equity	38,697,397	4,699,012	(4,740,175)		38,697,397
Total Liabilities and Stockholders’ Equity	$49,146,641	$5,461,422	$(140,546)		$54,507,850

	Stran & Company, Inc.	T R Miller Co., Inc.	Pro Forma Adjustments	Pro Forma Combined Balances
Sales	$15,776,247	$2,998,834	$-	$18,775,081
Cost of Sales	11,082,294	2,085,521	-	13,167,815
Gross profit	4,693,953	913,313	-	5,607,266
Operating Expenses	6,079,095	1,025,136	138,777 (f)	7,243,008
Earnings (Loss) from Operations	(1,385,142)	(111,823)	(138,777)	(1,635,742)
Other Income and (Expense)
Other Income (Expense)	56,637	1,055	-	57,692
Interest Income (Expense)	138,082	4,368	-	142,450
Unrealized Gain (Loss) on Short-Term Investments	131,885	-	-	131,885
	326,604	5,423	-	332,027
Earnings (Loss) Before Income Taxes	(1,058,538)	(106,400)	(138,777)	(1,303,715)
Provision for Income Taxes	(364,000)	-	-	(364,000)
Net Earnings (Loss)	$(694,538)	$(106,400)	$(138,777)	$(939,715)
Net Earnings (Loss) Per Share - Basic & Diluted	(0.04)		-	(0.05)
Weighted-Average Shares Outstanding - Basic & Diluted	$18,477,604			$18,477,604

STRAN & COMPANY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND MARCH 31, 2023

A.	TRANSACTION AND BASIS OF PRESENTATION:

On May 31, 2023, Stran & Company, Inc. (“Stran” or the “Company”) acquired substantially all the assets of T R Miller Co., Inc., a Massachusetts Corporation (“T R Miller”). Located in Walpole, T R Miller is a promotional products company.

The Acquisition was consummated pursuant to an Asset Purchase Agreement, dated as of January 25, 2023 (the “Purchase Agreement”), by and among the Company, as the purchaser, T R Miller, as the seller, and Thomas R. Miller, the majority stockholder of T R Miller. The board of directors of the Company approved the Purchase Agreement and the transactions contemplated thereby. The purchase price for T R Miller consisted of approximately $2.2 million in cash, $1.1 million in an installment note payable, and $3.5 million in a contingent earn-out based off of gross profit over the next 4 years. The acquisition was effective as of June 1, 2023.

The accompanying unaudited pro forma condensed combined balance sheet presents the historical financial position of Stran combined with T R Miller as if the acquisition had occurred on December 31, 2022 and the unaudited pro forma condensed combined statement of income presents the combined results of Stran’s operations with T R Miller as if the acquisition had occurred on January 1, 2022. The accompanying pro forma condensed combined financial statements include management’s assumptions and certain adjustments described in greater detail below.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of T R Miller’s assets acquired and liabilities assumed and conformed the accounting policies of T R Miller to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the acquisition. The unaudited pro forma condensed combined financial information also does not impute any on-going financing costs which the Company may or may not incur related to the transaction.

B.	ACCOUNTING POLICIES:

As a result of the continuing review of T R Miller’s accounting policies, Stran may identify differences between the accounting policies of the two businesses that, when conformed, could have a material impact on the combined financial statements. The unaudited pro forma combined condensed financial statements do not assume any differences in accounting policies other than as described in Note D.

C.	PURCHASE PRICE AND ALLOCATION:

The following table sets forth the purchase consideration paid to shareholders of T R Miller on June 1, 2023, the date of acquisition. The preliminary purchase price allocation set forth below assumes the acquisition had closed on December 31, 2022:

Consideration paid to T R Miller’s members:
Cash	$2,154,230
Installment Note Payable	1,100,000
Contingent Earn-Out	3,451,095
Total consideration	$6,674,167

Preliminary purchase price allocation
Accounts Receivable	$1,727,375
Inventory	200,678
Prepaid Expenses	5,131

Accounts payable	(289,403)
Accrued expenses	(98,223)
Accrued Commissions	(127,370)
Customer Deposits	(295,116)
Total tangible assets acquired and liabilities assumed	1,123,072
Intangible Assets	5,551,095
Total pro forma net assets acquired	$6,674,167

The final determination of the purchase price allocation and the amount of intangible asset acquired will be based on T R Miller’s assets acquired and liabilities assumed as of June 1, 2023, the date of acquisition.

For the purposes of this pro forma analysis, the purchase price has been preliminarily allocated based on an estimate of the fair value of assets acquired and liabilities assumed as of the date of acquisition. The determination of estimated fair value requires management to make significant estimates and assumptions. The final valuation of net assets is expected to be completed as soon as possible but no later than one year from the acquisition date. The Company will adjust its estimates as needed based upon the final valuation. The following is a summary of preliminary valuation estimates along with management’s assumptions included in the adjustments reflected in the pro forma condensed combined financial information:

Tangible assets and liabilities: Tangible assets and liabilities were valued at their respective carrying amounts which management believes approximate their fair values as of the assumed date of acquisition.

Accrued and other liabilities: Accrued expenses were adjusted to record combined estimated transaction costs incurred. These costs were incurred after December 31, 2022, but are included as an adjustment to accrued and other liabilities and accumulated deficit for purposes of presenting the pro forma condensed combined balance sheet as if the transaction had occurred on December 31, 2022. These transaction expenses are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2022, as they are not expected to have a continuing impact on future operations.

Identifiable intangible assets: At this time, the Company’s estimates of the fair values of intangible assets are still subject to considerable uncertainty, as substantial amounts of T R Miller’s data must be thoroughly analyzed before more precise valuations can be determined. The Company anticipates that these analyses will be completed during the measurement period following the closing date.

D.	PRO FORMA ADJUSTMENTS:

Pro forma adjustments are necessary to reflect the consideration paid to T R Miller’s stockholders and to adjust amounts related to the tangible and intangible assets and liabilities of T R Miller to reflect the preliminary estimate of their fair values and the impact on the combined statement of income as if Stran and T R Miller had been combined during the periods presented. The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

(a)	To record an adjustment to remove T R Miller assets and liabilities not included or acquired.

(b)	To record an adjustment to accounts to align with opening balance amounts based on preliminary fair value assessment.

(c)	To record intangible asset based on preliminary purchase price allocation.

(d)	To remove T R Miller retained earnings.

(e)	To record the aggregate consideration including cash payment of $2,154,230 and installment payments of $4,691,012.

(f)	To record an adjustment for amortization of intangibles based on purchase accounting adjustments.

(g)	To record the issuance of the contingent earn-out and installment note payable.

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